                                                                    EXHIBIT 10.4

                       MASTER SERVICE AGREEMENT ADDENDUM
                       ---------------------------------


     THIS MASTER SERVICE AGREEMENT ADDENDUM (this "Addendum") is entered into as of ___________, 1996 by and among General Electric Company, a New York corporation acting through GE Medical Systems ("GE Medical"), InSight Health Services Corp., a Delaware corporation ("InSight"), American Health Services Corp., a Delaware corporation ("AHS"), and Maxum Health Corp., a Delaware corporation ("MHC").

                                   Recitals
                                   --------

     1. InSight, AHS, MHC and GE Medical have entered into the Preferred Stock Acquisition Agreement, dated as of February __, 1996 (the "PS Acquisition Agreement"), pursuant to which GE Medical acquired from (i) AHS an aggregate of 1,000,000 shares of Series C Preferred Stock, par value $0.03 per share, of AHS (the "AHS Shares") and (ii) MHC an aggregate of 15,000 shares of Series B Preferred Stock, par value $0.01 per share, of MHC (the "Maxum Shares"), in exchange for certain financial accommodations from General Electric Capital Corporation ("GE Capital") and GE Medical contemplated by the Master Debt Restructuring Agreement (the "Restructuring Agreement"), which agreement is being executed and delivered simultaneously herewith by and among GE Medical, GE Capital, InSight, AHS, MHC and certain subsidiaries of MHC.

     2. Insight, AHS and MHC have entered into the Agreement and Plan of Merger, dated as of February __, 1996 (the "Merger Agreement"), pursuant to which two newly-formed wholly-owned subsidiaries of InSight were merged with and into AHS and MHC (the "Merger"), respectively, and AHS and MHC became wholly-owned subsidiaries of InSight. GE Medical is a primary supplier of equipment and services to InSight's subsidiaries, AHS and MHC.

     3. GE Medical has entered into (a) certain installment sales contracts, lease agreements, financing agreements, service agreements, promissory notes and installment notes with AHS (collectively, the "AHS Financing Agreements"), including the Master Agreement Imaging Systems, dated as of March 30, 1992 (the "AHS Master Agreement"), pertaining to GE Medical's services with respect to the GE Diagnostic Imaging Systems of AHS, and (b) certain installment sales contracts, lease agreements, financing agreements, service agreements, promissory notes and installment notes with MHC (collectively, the "MHC Financing Agreements"), including the Master MR Service Agreement, dated as of July 1, 1994 (the "MHC Master Agreement"), pertaining to GE Medical's services with respect to the GE MR Max and Signa Systems and Diasonic's MRT-35 MR Systems of MHC.

     4. AHS and MHC have been unable to perform all of their respective obligations under the AHS Financing Agreements and the MHC Financing Agreements and in light of the continued uncertainty over the ability of AHS and MHC to perform such obligations, InSight, AHS and MHC have agreed to a reduction in the aggregate amount of discounts currently in effect under the AHS Master Agreement and the MHC Master Agreement, which amount is equal to approximately 15 percent of GE Medical's current list price (collectively, the "Gross Discounts"), by making premium payments, calculated as a percentage of its Pre-Distribution Net Income (as such term is defined in Section 1 hereof), for the services performed by GE Medical under the AHS Master Agreement and the MHC Master Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the terms and conditions contained herein, the parties hereto hereby agree as follows:

     Section 1.  General Definitions.  The following terms used in this Addendum
                 -------------------
have the following respective meanings:

           (a)  "Adjustment Amount" shall have the meaning set forth in Section
                 -----------------
3 hereof.

           (b)  "Adjustment Percentage" shall have the meaning set forth in
                 ---------------------
Section 3 hereof.

           (c)  "AHS Master Agreement" shall have the meaning set forth in the
                 --------------------
Recitals hereof.

           (d)  "Business Day" shall mean any day except Saturday, Sunday or any
                 ------------
day on which banks in New York, New York are required or authorized by law to be closed.

           (e)  "Buyout Amount" shall have the meaning set forth in Section 3(e)
                 -------------
hereof.

           (f)  "Confidential Information" shall have the meaning set forth in
                 ------------------------
Section 9 hereof.

           (g)  "Consolidated Depreciation Expense" shall mean, for any period,
                 ---------------------------------
the depreciation expense of InSight and the InSight Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

           (h)  "Consolidated Net Income" shall mean, for any period, the net
                 -----------------------
income (or loss) of InSight and the InSight Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

           (i)  "Consolidated Tax Expense" shall mean, for any period, the
                 ------------------------
income tax expense of InSight and the InSight Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

           (j)  "Default Rate" shall mean the lower of (i) the rate per annum
                 ------------                                       --- -----
equal to the sum of the fluctuating interest rate, from time to time, for three-year U.S. Treasury notes plus 8 percent or (ii) the highest rate permitted by applicable law.

           (k)  "Distribution Note" shall have the meaning set forth in Section
                 -----------------
3(b) hereof.

           (l)  "First Installment" shall have the meaning set forth in Section
                 -----------------
3(a) hereof.

           (m)  "GAAP" shall mean generally accepted accounting principles
                 ----
applied on a consistent basis as in effect from time to time and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date of this Addendum.

           (n)  "GE Medical's Accountant" shall have the meaning set forth in
                 -----------------------
Section 4(a) hereof.

           (o)  "Indebtedness" shall mean, as applied to any Person, without
                 ------------
duplication (i) all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves that would, in accordance with GAAP, be required to be included as liabilities on a balance sheet of such Person on the date as of which Indebtedness is to be determined, (ii) all obligations secured by (or regarding which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien to which any Property owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed and (iii) all obligations of other Persons which such Person has guaranteed, including, without limitation, all obligations of such Person consisting of recourse liabilities with respect to accounts receivable sold or otherwise disposed of by such Person.

           (p)  "InSight Excess Cash Flow" shall mean, for any fiscal year of
                 ------------------------
InSight, an amount equal to (i) the sum of the amounts for such fiscal year of
(A) Consolidated Net Income, (B) Consolidated Depreciation Expense, (C) non-cash interest expense incurred by InSight and the InSight Subsidiaries during such fiscal year, (D) the excess of (1) Consolidated Tax Expense over (2) income taxes actually paid and (E) other non-cash items reducing Consolidated Net Income, all as determined on a consolidated basis for InSight and the InSight Subsidiaries in accordance with GAAP, minus (ii) the sum of the amounts for such
                                      -----
fiscal year of (A) all principal payments made by InSight and the InSight Subsidiaries on Indebtedness and (B) capital expenditures made by InSight and the InSight Subsidiaries that would be capitalized on the consolidated balance sheet of InSight, all as determined on a consolidated basis for InSight and the InSight Subsidiaries in accordance with GAAP.

           (q)  "InSight Subsidiary" shall mean each of AHS, MHC and any other
                 ------------------
corporation of which 50 percent or more of the outstanding shares of each class having voting power (other than shares having such power by reason of the happening of a contingency) is owned or controlled, directly or indirectly, by InSight.

           (r)  "Lien" shall mean (i) any mortgage or deed of trust, pledge,
                 ----
hypothecation, assignment, deposit arrangement, lien (including tax liens, judgment liens, liens of mechanics, suppliers, and other Persons for the provision of goods or services, and all other liens arising under statute, common law or judicial interpretation), charge, claim, security interest, capitalized lease obligation, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing),
(ii) any arrangement, express or implied, under which any Property is transferred, sequestered or otherwise identified for the purpose of subjecting such Property to the payment of Indebtedness or performance of any other obligation in priority to the payment of general, unsecured creditors, (iii) any Indebtedness which is unpaid more than 45 days after such Indebtedness shall have become due and payable and which if unpaid would by law (including but not limited to bankruptcy and insolvency laws) or otherwise, be given any priority whatsoever over general, unsecured creditors and (iv) the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction.

           (s)  "Major Acquisition" shall mean any acquisition by InSight,
                 -----------------
directly or indirectly, of all of the outstanding capital stock or substantially all of the assets of any Person, which Person had annual net revenues in excess of $20,000,000 for such Person's most recent fiscal year, as determined in accordance with GAAP.

           (t)  "MHC Master Agreement" shall have the meaning set forth in the
                 --------------------
Recitals hereof.

           (u)  "Person" shall mean any individual, corporation, partnership,
                 ------
trust, association or other entity or organization, including any government, political subdivision, agency or instrumentality thereof.

           (v)  "Pre-Distribution Net Income" shall mean, for any fiscal year of
                 ---------------------------
InSight, an amount equal to (i) the sum of the amounts for such fiscal year of
(A) Consolidated Net Income, (B) Consolidated Tax Expense and (C) any amount which, in the determination of Consolidated Net Income for such fiscal year, has been deducted for the sum of the excess of salary and other compensation and benefits received by any officer or director of InSight or any InSight Subsidiary during such fiscal year over (x) $400,000, for the chief executive officer of InSight or such InSight Subsidiary, (y) $300,000, for any other individual officer of InSight or such InSight Subsidiary and (z) $15,000, for any director of InSight or such InSight Subsidiary, which amounts shall be adjusted annually in proportion to the changes in the consumer price index in such fiscal year, and (D) any other extraordinary item resulting in a decrease in Consolidated Net Income during such fiscal year, all as determined on a consolidated basis for InSight and the InSight Subsidiaries in accordance with GAAP, minus (ii) any amount which, in the determination of Consolidated Net
      -----
Income for such fiscal year, has been added for any extraordinary item resulting in an increase in Consolidated Net Income during such fiscal year, all as determined on a consolidated basis for InSight and the InSight Subsidiaries in accordance with GAAP.

           (w)  "Property" shall mean any interest in any kind of property or
                 --------
asset, whether real, personal or mixed, or tangible or intangible.

           (x)  "Third Accountant" shall have the meaning set forth in Section
                 ----------------
4(b) hereof.

     Section 2.  Term; Scope.  (a) This Addendum shall (i) be effective on
                 -----------
____________, 1996 and remain in full force and effect until payment in full of all obligations of InSight hereunder to GE Medical and (ii) apply to all equipment and systems heretofore and hereafter installed and serviced by GE Medical pursuant to the AHS Master Agreement.

           (b) AHS acknowledges that the AHS Master Agreement is scheduled to terminate on March 31, 2000, and MHC acknowledges that the MHC Master Agreement is scheduled to terminate on June 30, 2000. Both of AHS and MHC acknowledge and agree that nothing set forth in this Addendum, the AHS Master Agreement or the MHC Master Agreement shall be deemed to authorize or imply an extension of the termination date of the AHS Master Agreement or the MHC Master Agreement beyond the current scheduled termination date thereof. Notwithstanding the expiration of the AHS Master Agreement and the MHC Master Agreement on the current scheduled dates or earlier pursuant to the terms thereof, the obligations of InSight under this Addendum to pay the Adjustment Amount to GE Medical pursuant to Section 3 hereof shall remain in full force and effect.

     Section 3.  Adjustment Amount.  For each fiscal year during 10 consecutive
                 -----------------
fiscal years of InSight from July 1, 1996 through June 30, 2006, InSight shall pay to GE Medical an amount (the "Adjustment Amount") equal to 14 percent (the "Adjustment Percentage") of the Pre-Distribution Net Income of Insight as follows:

          (a) As soon as possible but no later than 30 days after the delivery to GE Medical of the audited annual consolidated financial statements of InSight, which financial statements shall be so delivered not later than 105 days after the end of such fiscal year (together with a certificate of InSight's chief financial officer showing in reasonable detail the calculation of the Adjustment Amount), InSight shall make a cash payment to GE Medical in an amount equal to 65 percent of the Adjustment Amount (the "First Installment").

          (b) InSight shall pay an amount equal to the remaining 35 percent of the Adjustment Amount for such fiscal year in 60 equal monthly installments, payable on the last Business Day of each calendar month, commencing on the last Business Day of the calendar month immediately following the calendar month in which the First Installment was due and payable. InSight's obligations to pay the remaining 35 percent of the Adjustment Amount for each fiscal year shall be evidenced by a promissory note, in form satisfactory to GE Medical, made by InSight in favor of GE Medical (the "Distribution Note"), under which interest on the unpaid principal amount of each Distribution Note from the date of such Distribution Note until such principal amount is paid in full shall accrue at the rate per annum equal to the lower of (i) the interest rate for three-year
         --- -----
U.S. Treasury notes quoted as of the date of such Distribution Note plus four and three-quarters percent or (ii) the highest rate permitted by applicable law. In the event the Total Balloon Payment Amount (as such term is defined in the Restructuring Agreement) is paid in full pursuant to Section 4.1 of the Restructuring Agreement, InSight Excess Cash Flow in an amount equal to the AHS Prepayment Amount (as such term is defined in the Restructuring Agreement) shall be applied as a prepayment of principal of the Distribution Notes, with each such prepayment being applied to the monthly installments of principal of the Distribution Note bearing the highest rate of interest as of the date such application is made in the inverse order of their stated maturity. In the event the monthly installments under the Distribution Notes include an interest portion, the remaining monthly installments shall be re-amortized to reflect the prepayment of principal.

          (c) In the event InSight fails to (i) deliver its audited annual consolidated financial statements to GE Medical on or before 105 days following the close of the immediately preceding fiscal year or (ii) pay the First Installment on or before 120 days following the close the immediately preceding fiscal year, the outstanding principal amount of the First

Installment for such fiscal year shall bear interest from the 120th day following the close of the immediately preceding fiscal year until payment thereof in full at the Default Rate, payable on the last Business Day of each calendar month.

          (d) Upon the occurrence of a Major Acquisition, the Adjustment Percentage with respect to all fiscal years subsequent to the fiscal year of such Major Acquisition shall decrease to a percentage which is the product of
(i) the Adjustment Percentage prior to consummation of the Major Acquisition multiplied by (ii) a fraction (A) the numerator of which is the total number of shares of capital stock of InSight outstanding on a fully-diluted basis prior to consummation of the Major Acquisition and (B) the denominator of which is the total number of shares of capital stock of InSight outstanding on a fully-diluted basis after the Major Acquisition.

          (e) Notwithstanding any other provision of this Section 3, InSight may, at any time, terminate GE Medical's right to receive future Adjustment Amounts by paying to GE Medical an amount (the "Buyout Amount") equal to (i) $8,000,000 minus (ii) an amount equal to the aggregate discounted value of the
           -----
Adjustment Amounts received by GE Medical from InSight prior to such payment of the Buyout Amount, calculated at a discount rate of 15 percent per annum with
                                                               --- -----
respect to each such Adjustment Amount; provided, however, that the payment of
                                        --------  -------
the Buyout Amount shall not in any way affect the obligation of InSight to repay the then-outstanding Distribution Notes in accordance with their respective terms. For purposes of illustration only, an example of the calculation of the Buyout Amount is set forth on Schedule 1 attached hereto.

     Section 4.  GE Medical's Right to Challenge.  GE Medical shall have the
                 -------------------------------
right to, directly or through an agent, examine, audit, inspect and copy the books, records and files kept and maintained by InSight, as well as any underlying documentation reasonably necessary for GE Medical to confirm the accuracy of InSight's determination of the Adjustment Amount under Section 3 hereof.

          (a) In the event that any such audit or examination discloses any discrepancies as reasonably determined by GE Medical, InSight and GE Medical shall meet within 5 days to attempt to resolve such discrepancies. Notwithstanding any provision to the contrary contained in this Addendum, in the event that any discrepancy cannot be resolved by InSight and GE Medical within 20 days thereafter, a determination of the accuracy of the Adjustment Amount shall be made by an independent certified public accountant selected by GE Medical ("GE Medical's Accountant"); provided, however, that InSight reserves
                                     --------  -------
the right to protest findings made by GE Medical's Accountant if an additional payment would be required to be made by InSight as a result of the determination of GE Medical's Accountant, by providing written notice to GE Medical within 10 days following

GE Medical's delivery of notice to InSight regarding the results of the audit performed by GE Medical's Accountant. If the findings of GE Medical's Accountant are not challenged by InSight within the time period specified above, then the findings of such accountant shall be binding on InSight.

          (b) In the event that InSight protests the findings made by GE Medical under paragraph (a) above, then GE Medical and InSight shall select a third accountant ("Third Accountant") to audit InSight's determination of the Adjustment Amount, at InSight's sole cost and expense; provided, however, that
                                                       --------  -------
the findings of such Third Accountant shall be binding on InSight and GE Medical (if GE Medical and InSight cannot agree on who shall be the Third Accountant, then the Third Accountant shall be selected by an arbitrator that is selected by the Commercial Panel of the American Arbitration Association). If it is determined by such Third Accountant that an additional payment by InSight is required, then InSight shall make such additional payment to GE Medical within five days of the receipt of the results of such Third Accountant's audit. If it is determined by such Third Accountant that InSight has overpaid, then GE Medical shall immediately apply such overpayment towards repayment of the liabilities of InSight to GE Medical.

          (c) The fees and expenses of GE Medical's Accountant shall be borne by GE Medical, unless as a result of any such audit, it is determined that the Adjustment Amount, as determined by GE Medical's Accountant, exceeds the amount determined by InSight by at least $50,000, in which event the fees and expenses of GE Medical's Accountant shall be borne by InSight.

     Section 5.  Amendments, etc.  No amendment or waiver of any provision of
                 ----------------
this Addendum or consent to any departure by InSight herefrom shall in any event be effective unless such amendment or waiver, as the case may be, is in writing and signed by GE Medical. Such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 6.  Notices.  Except as otherwise provided herein, whenever it is
                 -------
provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Addendum, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered (a) in person with receipt acknowledged, (b) by facsimile transmission, with receipt electronically confirmed during normal business hours of recipient, and with confirmation by mailing of, no later than one Business Day following such transmission, of a copy of such facsimile, by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, (c) by registered or certified mail, return receipt requested, postage prepaid or by overnight courier or (d) by Federal Express or similar reliable overnight delivery service, addressed as follows:

                     If to GE Medical, at:

                         General Electric Company, acting through
                           GE Medical Systems
                         20825 Swenson Drive, Suite 100
                         Waukesha, Wisconsin  53186
                         Attention:  Investment Manager
                         Facsimile:  (414) 798-4528

                     with a copy to:

                         McDermott, Will & Emery
                         2049 Century Park East, 34th Floor
                         Los Angeles, California  90067
                         Attention:  Ira J. Rappeport, Esq.
                         Facsimile:  (310) 277-4730

                     If to InSight, at:

                         InSight Health Services Corp.
                         ________________________________
                         ________________________________

     Section 7.  No Waiver; Remedies. No failure on the part of GE Medical to
                 -------------------
exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, and no single or partial exercise of any right hereunder shall preclude any other or further exercise thereof or the exercise by GE Medical of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

     Section 8.  Governing Law.  This Addendum shall be governed by, and
                 -------------
construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws and any applicable laws of the United States of America.

     Section 9.  Confidentiality.  InSight hereby agrees that all of the
                 ---------------
information (the "Confidential Information") contained in the AHS Financing Agreements and MHC Financing Agreements, including the AHS Master Agreement and the MHC Master Agreement, and any related contract or correspondence, including financial data, is proprietary to GE Medical. InSight agrees to maintain the Confidential Information in strict confidence and InSight shall not publish or disclose any of the Confidential Information to any third party, except with the express written consent of GE Medical. In addition, InSight shall not disclose any of the Confidential Information to any consultant (full or part time), nor shall InSight disclose any of the Confidential Information to any employee who is not an employee of InSight or an InSight

Subsidiary without a need to know its contents. All of the employees of InSight and InSight Subsidiaries who shall have access to the Confidential Information shall be advised of the confidential nature of the AHS Financing Agreements and the MHC Financing Agreements and instructed to keep them confidential as required by this Section 9. In the event that InSight is required by law to make any disclosure otherwise prohibited under this Section 9, InSight shall provide to GE Medical advance written notice of such required disclosure (including with such advance written notice the text of such required disclosure) at least two Business Days prior to such required disclosure.

     IN WITNESS WHEREOF, the parties hereto have entered into and executed this Addendum as of the date first specified above.

                              GENERAL ELECTRIC COMPANY, acting
                              through GE Medical Systems


                              By: ______________________________
                                  Title:

                              INSIGHT HEALTH SERVICES CORP.


                              By: ______________________________
                                  Title:

                              AMERICAN HEALTH SERVICES CORP.


                              By: ______________________________
                                  Title:

                              MAXUM HEALTH CORP.


                              By: ______________________________
                                  Title:

                                  SCHEDULE 1

                           BUYOUT AMOUNT CALCULATION
                           -------------------------

          Buyout = $8,000,000 - Discounted value of Adjustment
          Amount payments to date at the
          time of the buyout (calculated at a
          discount rate of 15% per annum)
                               --- -----

          Illustration of Buyout Calculation
          ----------------------------------

          T\\0\\ = 0     T\\1\\ = $800,000    T\\2\\ = $1,100,000

          T\\3\\ = $1,500,000  T\\0\\ = Closing Date of Transaction

          T\\3 + 1 Day\\ = Buyout Amount

          Discounted Value of Adjustment Amount Payments at 15%
          =   $2,513,684
              ----------

          Buyout Amount = $8,000,000 - $2,513,684

          Buyout Amount = $5,486,316
                          ----------